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                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is entered into on _________________, 2002, effective as of October 1, 2002, by and between Michael
D. Fleisher, an individual ("Executive") and Gartner, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         A. Executive is currently Chairman and Chief Executive Officer of the Company. The parties desire that Executive continue in the positions of Chairman and Chief Executive Officer of the Company effective as of October 1, 2002, and in connection therewith desire that the terms of Executive's employment be set forth herein.

         B. The Company and Executive have previously entered into an Employment Agreement dated as of November 1, 1999, effective as of October 7, 1999 (the "Prior Agreement"). The Company and Executive desire to amend the Prior Agreement as provided herein.

         C. The Company and Executive desire to provide for Executive's continued employment with the Company upon and subject to the terms and conditions set forth herein.

                                    AGREEMENT

         THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

         1. Employment. Executive will serve as Chairman and Chief Executive Officer of the Company for the Employment Term specified in Section 3 below. Executive will report solely to the Board of Directors and will render such services consistent with the foregoing role as the Board of Directors may from time to time direct. Executive's office shall be located at the executive offices of the Company in Stamford, Connecticut. Executive may (i) serve on corporate, civic or charitable boards or committees and (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, to the extent consistent with the Company's policies (as applicable) or are disclosed to the board of directors and the board determines in good faith that such activities do not interfere with the performance of Executive's responsibilities hereunder.

         2. Board of Directors. Executive presently sits on the Board of Directors of the Company (the "Board"), and serves as Chairman of the Board. During the Employment Term, the Company shall include Executive on the Company's slate of nominees to be elected to the Board at appropriate annual meetings of stockholders of the Company. If Executive is elected to the Board, Company shall use its reasonable business efforts to cause Executive to continue to serve as Chairman of the Board. Upon termination of the Employment Term for any reason, Executive shall promptly resign as a director of the Company.

         3. Term. The employment of Executive pursuant to this Agreement shall continue through September 30, 2005 (the "Employment Term"), unless extended or earlier terminated as provided in this Agreement. The Employment Term shall automatically be extended for additional one-year periods commencing on October 1, 2005 and continuing each year thereafter, unless either Executive or the Company gives the other written notice, in accordance with Section 13(a) and at least 90 days prior to the then scheduled expiration of the Employment Term, of such party's intention not to extend the Employment Term.

         4. Salary. As compensation for the services rendered by Executive under this Agreement, the Company shall pay to Executive a base salary initially equal to $54,167 per month ("Base Salary") for fiscal year 2003, payable to Executive on a monthly basis in accordance with the Company's payroll practices as in effect from time to time during the Employment Term. The Base Salary shall be subject to adjustment by the Board of Directors of the Company or the Compensation Committee of the Board of Directors, in the sole discretion of the Board or such Committee, on an annual basis; provided, however, that Executive's salary may not be decreased other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company.

         5. Bonus. In addition to his Base Salary, Executive shall be entitled to participate in the Company's executive bonus program. The annual target bonus shall be established by the Board or its Compensation Committee, in the discretion of the Board or such Committee, and shall be payable based on achievement of specified Company and individual objectives. Executive's target bonus for the fiscal year ending September 30, 2003 shall be $650,000, with a maximum bonus of $975,000. Such bonus amounts shall be subject to annual adjustment by the Board or the Compensation Committee of the Board, in the sole discretion of the Board or such Committee, on an annual basis; provided, however, that Executive's target bonus may not be decreased without Executive's consent other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company.

         6. Executive Benefits.

                  (a) Stock Options. In addition to the options and restricted stock awards previously held by Executive (including those options granted on September 30, 1999 (the "Fiscal 1999 Option Grant") and November 9, 1999 (the "Fiscal 2000 Option Grant")), effective on each of October 1, 2002, October 1, 2003, and October 1, 2004 Executive shall be granted options to purchase an additional 250,000 shares of Class A Common Stock of the Company ("Stock") under the Company's 1994 and 1996 Stock Option Plans and/or the Company's 1998 Long Term Stock Option Plan and/or any future Stock Option Plans adopted by the Company and approved by shareholders (each, a "Plan"), at an exercise price equal to fair market value of the Stock on the date of grant, determined as provided under the appropriate Plan. Each option grant shall vest 25% one year after grant and 1/48th per month thereafter, subject to continuous status as an employee or consultant (such that all the options subject to each grant shall have vested 4 years from the date of grant assuming continuous service); provided that vesting of all or a portion of such options shall accelerate upon certain events as described below.

                           (i) Shares issuable under each of the Plans have been
registered on Form S-8 under the Securities Act of 1933, as amended or, as to each Plan, will be so registered no later than the earliest date on which an option under each Plan is granted to Executive.

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                           (ii) In the event that during the Employment Term the
Company should create a material spin-off entity in which the Company intends to offer an equity stake to third party investors or the public and in which executives or employees of the Company or such entity are to receive capital stock or options to purchase capital stock, then Executive shall be granted capital stock in such entity, or an option to purchase such capital stock, in such amounts as the Board of Directors of the Company or its Compensation Committee shall deem appropriate in connection with the formation or spin-off.

                  (b) Other Employee and Executive Benefits. Executive will be entitled to receive all benefits provided to senior executives, executives and employees of the Company generally from time to time, including medical, dental, life insurance and long-term disability, and the executive split-dollar life insurance and executive disability plan, in each case so long as and to the extent the same exist; provided, that in respect to each such plan Executive is otherwise eligible and insurable in accordance with the terms of such plans. Executive will also be entitled to automobile benefits pursuant to a policy to be implemented by the Company with the concurrence of the Chairman of the Compensation Committee of the Board of Directors.

                  (c) Paid Time Off, Holidays and Sabbatical. Executive shall be entitled to vacation, sick leave, holidays and sabbatical in accordance with the policies of the Company as they exist from time to time. Executive understands that under the current policy he is entitled to up to 35 Paid Time Off (PTO) days per calendar year. PTO which is not used during any calendar year will roll over to the following year only to the extent provided under the Company's PTO policies as they exist from time to time.

         7. Severance Benefits.

                  (a) At Will Employment. Executive's employment shall be "at will." Either the Company or Executive may terminate this agreement and Executive's employment at any time, with or without Business Reasons (as defined in Section 8(a) below), in its or his sole discretion, upon sixty (60) days' prior written notice of termination.

                  (b) Involuntary Termination. If at any time during the term of this Agreement, other than following a Change in Control to which Section 7(c) applies, the Company terminates the employment of Executive involuntarily and without Business Reasons or a Constructive Termination occurs, or if the Company elects not to renew this Agreement upon the expiration of the Employment Term, then Executive shall be entitled to receive the following: (i) salary and PTO days accrued through the Termination Date, plus continued salary for a period of two (2) years following the Termination Date (the "Severance Period"), payable in accordance with the Company's regular payroll schedule as in effect from time to time, (ii) any unpaid bonus from the fiscal year prior to the fiscal year in which the Termination Date occurred, payable concurrently with the Company's payment of bonuses for that year to other Company executives, (iii) target bonus for the year in which the Termination Date occurs, target bonus for the next following fiscal year, and a pro rated portion of target bonus for the balance of the Severance Period (or, if the target bonus for a fiscal year within the Severance Period was not previously set, then such calculation shall be based on Executive's target bonus for the fiscal year in which the Termination Date occurred), payable concurrently with the Company's payment of bonuses for those years to other Company executives

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(iv) acceleration in full of vesting of all outstanding stock options, TARPs and other equity arrangements granted to Executive prior to the effective date of this Agreement, subject to vesting and held by Executive (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for (A) in the case of the Fiscal 1999 Option Grant, the Fiscal 2000 Option Grant, any subsequent option grants under the Prior Agreement, and all prior option grants having an exercise price per share equal to or less than the fair market value of the Company's Common Stock on the date hereof, one year following the Termination Date and (B) in the case of all other option grants, one year following the expiration of the Severance Period, or in the case of any option such longer period as may be provided in the applicable plan or agreement), (v) continued vesting during the Severance Period of all outstanding stock options, TARPs and other equity arrangements granted to Executive on or following the effective date of this Agreement, subject to vesting and held by Executive (vi) (A) for two (2) years following the Termination Date (or until Executive obtains other employment, whichever first occurs), continuation of group health benefits at the Company's cost pursuant to the Company's standard programs as in effect from time to time (or at the Company's election substantially similar health benefits as in effect at the Termination Date, through a third party carrier) for Executive, his spouse and any children, and
(B) thereafter, to the extent COBRA shall be applicable to the Company, continuation of health benefits for such persons at Executive's cost, for a period of 18 months or such longer period as may be applicable under the Company's policies then in effect, provided the Executive makes the appropriate election and payments, (vii) reasonable office support for one year following the Termination Date (or until Executive obtains other employment, whichever first occurs), and (viii) no other compensation, severance or other benefits, except only that this provision shall not limit any benefits otherwise available to Executive under Section 7(c) in the case of a termination following a Change in Control. Notwithstanding the foregoing, however, the Company shall not be required to continue to pay the bonus specified in clause (iii) hereof for any period following the Termination Date if Executive violates the noncompetition agreement set forth in Section 12 during the two (2) year period following the Termination Date.

                  (c) Change in Control.

                           (i) Benefits. If during the term of this Agreement a
"Change in Control" occurs (as defined below), then Executive shall be entitled to receive the following: (i) salary and PTO days accrued through the date of the Change in Control plus an amount equal to three (3) years of Executive's salary as then in effect, payable immediately upon the Change in Control, (ii) an amount equal to three times Executive's target bonus for the fiscal year in which the Change in Control occurs (as well as any unpaid bonus from the prior fiscal year), all payable immediately upon the Change in Control, (iii) acceleration in full of vesting of all outstanding stock options, TARPs and other equity arrangements subject to vesting and held by Executive (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for (A) in the case of the Fiscal 1999 Option Grant, the Fiscal 2000 Option Grant, any future option grants, and all prior option grants having an exercise price per share equal to or less than the fair market value of the Company's Common Stock on the date hereof, one year following the date of the Change in Control and (B) in the case of all other option grants, 90 days following the date of the Change in Control, or in the case of any option such longer period as may be provided in the applicable plan or agreement) (iv) (A) for at least three (3) years following the date of the Change in Control (even if Executive ceases employment), continuation of group health benefits at the Company's cost pursuant

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to the Company's standard programs as in effect from time to time (or at the
Company's election substantially similar health benefits as in effect at the Termination Date (if applicable), through a third party carrier) for Executive, his spouse and any children, and (B) thereafter, to the extent COBRA shall be applicable, continuation of health benefits for such persons at Executive's cost, for a period of 18 months or such longer period as may be applicable under the Company's policies then in effect, provided the Executive makes the appropriate election and payments, and (v) no other compensation, severance or other benefits.

                           (ii) Additional Payments by the Company.

                                    A. If it is determined (as hereafter
provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                                    B. Subject to the provisions of clause F
below, all determinations required to be made under this Section 7(c)(ii), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the Company's independent certified public accountants prior to the Change in Control (the "Accounting Firm"). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the date of the Change in Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to clause F below and Executive thereafter is required to make a payment of any Excise Tax, the Company or Executive may direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within twenty days after receipt of such determination and calculations.

                                    C. The Company and Executive will each
provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by clause B above.

                                    D. The federal, state and local income or
other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within twenty days thereafter pay to the Company the amount of such reduction.

                                    E. The fees and expenses of the Accounting
Firm for its services in connection with the determinations and calculations contemplated by clauses B and D above will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within twenty days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

                                    F. Executive will notify the Company in
writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                                             (i) provide the Company with any
                                    written records or documents in his
                                    possession relating to such claim reasonably requested by the Company;

                                             (ii) take such action in connection
                                    with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                                             (iii) cooperate with the Company in
                                    good faith in order effectively to contest such claim; and

                                             (iv) permit the Company to
                                    participate in any proceedings relating to such claim;

         provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this clause F, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this clause F and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                                    G. If, after the receipt by Executive of an
amount advanced by the Company pursuant to clause F above, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of clause F above) within twenty days thereafter pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to clause F above, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance will be forgiven and will not be required to be

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repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section
7(c)(ii).

                  (d) Termination for Disability. If at any time during the term of this Agreement other than following a Change in Control to which Section 7(c) applies Executive shall become unable to perform his duties as an employee as a result of incapacity, which gives rise to termination of employment for Disability, then Executive shall be entitled to receive the following: (i) salary and PTO days accrued through the Termination Date plus continued salary for a period of three (3) years following the Termination Date, payable in accordance with the Company's regular payroll schedule as in effect from time to time, (ii) at the Termination Date, 100% of Executive's target bonus for the fiscal year in which the Termination Date occurs (plus any unpaid bonus from the prior fiscal year), (iii) following the end of the fiscal year in which the Termination Date occurs and management bonuses have been determined, any bonus that would have been payable to Executive under the bonus plan in excess of Executive's target bonus, (iv) acceleration in full of vesting of all outstanding stock options held by Executive (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for (A) in the case of the Fiscal 1999 Option Grant, the Fiscal 2000 Option Grant, any future option grants, and all prior option grants having an exercise price per share equal to or less than the fair market value of the Company's Common Stock on the date hereof, one year following the Termination Date and (B) in the case of all other option grants, 90 days following the Termination Date, or in the case of any option such longer period as may be provided in the applicable plan or agreement), (v) (A) for three (3) years following the Termination Date, continuation of group health benefits at the Company's cost pursuant to the Company's standard programs as in effect from time to time (or at the Company's election substantially similar health benefits as in effect at the Termination Date, through a third party carrier) for Executive, his spouse and any children, and (B) thereafter, to the extent COBRA shall be applicable to the Company, continuation of health benefits for such persons at Executive's cost, for a period of 18 months or such longer period as may be applicable under the Company's policies then in effect, provided the Executive makes the appropriate election and payments, and (vi) no other compensation, severance or other benefits, except only that this provision shall not limit any benefits otherwise available to Executive under Section 7(c) in the case of a termination following a Change in Control. Notwithstanding the foregoing, however, the Company may deduct from the salary specified in clause (i) hereof the amount of any payments then received by Executive under any disability benefit program maintained by the Company.

                  (e) Voluntary Termination, Involuntary Termination for Business Reasons or Termination following a Change in Control. If (A) Executive voluntarily terminates his employment (other than in the case of a Constructive Termination), (B) Executive is terminated involuntarily for Business Reasons, or
(C) Executive is terminated involuntarily, is terminated in a Constructive Termination or is terminated upon the Disability of Executive, in any such case following a Change in Control to which Section 7(c) applies, then in any such event Executive or his representatives shall be entitled to receive the following: (i) salary and accrued PTO days through the Termination Date only,
(ii) the right to exercise all stock options held by Executive for thirty (30) days following the Termination Date (or such longer period as may be provided in paragraph (b), (c), (d) or (f) of this Section 7 or in the applicable stock option plan or agreement), but only to the extent vested as of the Termination Date, (iii) to the extent COBRA shall be applicable to the Company, continuation of group health plan benefits pursuant to the Company's standard programs as in effect from time to time (or at the Company's election continuation by the Company of substantially similar group health benefits as in effect at the Termination Date, through a third party carrier), for Executive, his spouse and any children, for a period of 18 months (or such longer period as may be applicable under the Company's policies then in effect) following the Termination Date provided Executive makes the appropriate election and payments, and (iv) no further severance, benefits or other compensation, except only that this provision shall not limit any benefits otherwise available to Executive under Section 7(c) in the case of a termination following a Change in Control.

                  (f) Termination Upon Death. If Executive's employment is terminated because of death, then Executive's representatives shall be entitled to receive the following: (i) salary and PTO days accrued through the Termination Date, (ii) a pro rata share of Executive's target bonus for the year in which death occurs, based on the proportion of the fiscal year during which Executive remained an Employee of the Company (plus any unpaid bonus from the prior fiscal year), (iii) except in the case of any such termination following a Change in Control to which Section 7(c) applies, acceleration in full of vesting of all outstanding stock options, TARPs and other equity arrangements subject to vesting and held by Executive (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for (A) in the case of the Fiscal 1999 Option Grant, the Fiscal 2000 Option Grant, any future option grants, and all prior option grants having an exercise price per share equal to or less than the fair market value of the Company's Common Stock on the date hereof, one year following the Termination Date and (B) in the case of all other option grants, 90 days following the Termination Date, or in the case of any option such longer period as may be provided in the applicable plan or agreement), (iv) to the extent COBRA shall be applicable to the Company, continuation of group health benefits pursuant to the Company's standard programs as in effect from time to time (or at the Company's election continuation by the Company of substantially similar group health benefits as in effect at the Termination Date, through a third party carrier), for Executive's spouse and any children for a period of 18 months (or such longer period as may be applicable under the Company's policies then in effect) provided Executive's estate makes the appropriate election and payments, (v) any benefits payable to Executive or his representatives upon death under insurance or other programs maintained by the Company for the benefit of the Executive, and (vi) no further benefits or other compensation, except only that this provision shall not limit any benefits otherwise available to Executive under Section 7(c) in the case of a termination following a Change in Control.

                  (g) Exclusivity. The provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, in the event of any termination of Executive's employment. Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in paragraph (b), (c), (d), (e) or (f) of this
Section 7, whichever shall be applicable and those benefits required to be provided by law.

         8. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

                  (a) Business Reasons. "Business Reasons" means (i) gross negligence, willful misconduct or other willful malfeasance by Executive in the performance of his duties, (ii)

Executive's conviction of a felony, or an other criminal offense involving moral turpitude, (iii) Executive's material breach of this Agreement, including without limitation any repeated breach of Sections 9 through 12 hereof, provided that, in the case of any such breach, the Board provides written notice of breach to the Executive, specifically identifying the manner in which the Board believes that Executive has materially breached this Agreement, and Executive shall have the opportunity to cure such breach to the reasonable satisfaction of the Board within thirty (30) days following the delivery of such notice. For purpose of this paragraph, no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Board must notify Executive of any event constituting Business Reasons within ninety (90) days following the Board's actual knowledge of its existence (which period shall be extended during the period of any reasonable investigation conducted in good faith by or on behalf of the Board) or such event shall not constitute Business Reasons under this Agreement.

                  (b) Disability. "Disability" shall mean that Executive has been unable to perform his duties as an employee as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least sixty (60) days written notice by the Company of its intention to terminate Executive's employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

                  (c) Termination Date. "Termination Date" shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date specified in Section 8(b);
(iii) if this Agreement is terminated by the Company, the date on which indicated in a notice of termination is given to Executive by the Company in accordance with Sections 7(a) and 13(a); (iv) if the Agreement is terminated by Executive, the date indicated in a notice of termination given to the Company by Executive in accordance with Sections 7(a) and 13(a); or (v) if this Agreement expires by its terms, then the last day of the term of this Agreement.

                  (d) Constructive Termination. A "Constructive Termination" shall be deemed to occur if (A) (1) Executive's position changes as a result of an action by the Company such that (w) Executive shall no longer be Chief Executive Officer of the Company, (x) Executive shall have duties and responsibilities demonstrably less than those typically associated with a Chief Executive Officer, (y) Executive shall no longer report directly to the Company's Board of Directors or (z) Executive is involuntarily removed from the Board of Directors of the Company or the position of Chairman of the Board or, having consented to stand for reelection, is not reelected to the Board of Directors or to the position of Chairman of the Board; provided that if the Board of Directors of the Company determines by unanimous vote of all directors (excluding Executive) that it is required either by law or by rule of any exchange or listing entity whose rules must be complied with in order for the Company to maintain such listing that Executive not be Chairman of the Board, then the involuntary removal of Executive from the position of Chairman of the Board will not, in and of itself, constitute a Constructive Termination under this clause (A)(1)(z)), (2) Executive is required to relocate his place of employment, other than a relocation within fifty (50) miles of Executive's current residence or the Company's current Stamford headquarters, (3) there is a reduction in Executive's base salary or target bonus other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company or (4) there occurs any other material breach of this Agreement by the Company (other than a reduction of Executive's base salary or target bonus which is not described in the immediately preceding clause (3)) after a written demand for substantial performance is delivered to the Board by Executive which specifically identifies the manner in which Executive believes that the Company has materially breached this Agreement, and the Company has failed to cure such breach to the reasonable satisfaction of Executive within thirty (30) days following the delivery of such notice and (B) within the ninety (90) day period immediately following an action described in clauses (A)(1) through (4), Executive elects to terminate his employment voluntarily.

                  (e) Change in Control. A "Change in Control" shall be deemed to have occurred if:

                           (i) any "Person," as such term is used for purposes
of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or
(iii) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing
(A) in the case of any Person filing as a "passive investor" on Schedule 13G under the Exchange Act, 25% or more of the combined voting power of the Company's then-outstanding securities (but only for so long as such Person continues to report as a 13G passive investor), and (B) in the case of any Person not filing or no longer filing as a 13G passive investor, 20% or more of the combined voting power of the Company's then-outstanding securities;

                           (ii) during any period of twenty-four months (not
including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Section
(8)(e)(i), (iii) or (iv) hereof, (ii) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or
(iii) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                           (iii) the stockholders of the Company approve any
transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity;

                           (iv) the stockholders of the Company approve a plan
of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                           (v) the Board adopts a resolution to the effect that,
for purposes of this Agreement, a Change in Control has occurred.

         Notwithstanding the foregoing definition of "Change in Control," Executive acknowledges and agrees that the issuance of Class A Common Stock by the Company upon conversion of certain notes issued by the Company to Silver Lake Partners, L.P. and affiliates pursuant to that certain Securities Purchase Agreement dated as of March 21, 2000 shall not, in and of itself, constitute a Change in Control for purposes of this Agreement, it being understood that if such conversion, when combined with any other event, meets the criteria described in any of clauses (i) through (v) above, then such combination of events shall constitute a Change in Control for purposes of this Agreement.

         9. Confidential Information.

                  (a) Executive acknowledges that the Confidential Information (as defined below) relating to the business of the Company and its subsidiaries which Executive has obtained or will obtain during the course of his association with the Company and subsidiaries and his performance under this Agreement are the property of the Company and its subsidiaries. Executive agrees that he will not disclose or use at any time, either during or after the Employment period, any Confidential Information without the written consent of the Board of Directors of the Company, other than proper disclosure or use in the performance of his duties hereunder. Executive agrees to deliver to the Company at the end of the Employment Term, or at any other time that the Company may request, all memoranda, notes, plans, records, documentation and other materials (and copies thereof) containing Confidential Information relating to the business of the Company and its subsidiaries, no matter where such material is located and no matter what form the material may be in, which Executive may then possess or have under his control. If requested by the Company, Executive shall provide to the Company written confirmation that all such materials have been delivered to the

Company or have been destroyed. Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

                  (b) "Confidential Information" shall mean information which is not generally known to the public and which is used, developed, or obtained by the Company or its subsidiaries relating to the businesses of any of the Company and its subsidiaries or the business of any customer thereof including, but not limited to: products or services; fees, costs and pricing structure; designs; analyses; formulae; drawings; photographs; reports; computer software, including operating systems, applications, program listings, flow charts, manuals and documentation; databases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the customers of any of the Company and its subsidiaries and the Confidential Information of any customer thereof; and all similar and related information in whatever form. Confidential Information shall not include any information which (i) was rightfully known by Executive prior to the Employment Term; (ii) is publicly disclosed by law or in response to an order of a court or governmental agency; (iii) becomes publicly available through no fault of Executive or (iv) has been published in a form generally available to the public prior to the date upon which Executive proposes to disclose such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination.


         10. Inventions and Patents. In the event that Executive, as a part of Executive's activities on behalf of the Company, generates, authors or contributes to any invention, new development or method, whether or not patentable and whether or not reduced to practice, any copyrightable work, any trade secret, any other Confidential Information, or any information that gives any of the Company and its subsidiaries an advantage over any competitor, or similar or related developments or information related to the present or future business of any of the Company and its subsidiaries (collectively "Developments and Information"), Executive acknowledges that all Developments and Information are the exclusive property of the Company. Executive hereby assigns to the Company, its nominees, successors or assigns, all rights, title and interest to Developments and Information. Executive shall cooperate with the Company's Board of Directors to protect the interests of the Company and its subsidiaries in Developments and Information. Executive shall execute and file any document related to any Developments and Information requested by the Company's Board of Directors including applications, powers of attorney, assignments or other instruments which the Company's Board of Directors deems necessary to apply for any patent, copyright or other proprietary right in any and all countries or to convey any right, title or interest therein to any of the Company's nominees, successors or assigns.

         11. No Conflicts.

                  (a) Executive agrees that in his individual capacity he will not enter into any agreement, arrangement or understanding, whether written or oral, with any supplier, contractor, distributor, wholesaler, sales representative, representative group or customer, relating to the business of the Company or any of its subsidiaries, without the express written consent of the Board of Directors of the Company.

                  (b) As long as Executive is employed by the Company or any of its subsidiaries, Executive agrees that he will not, except with the express written consent of the Board of Directors of the Company, become engaged in, render services for, or permit his name to be used in connection with, any for-profit business other than the business of the Company, any of its subsidiaries or any corporation or partnership in which the Company or any of its subsidiaries have an equity interest.

         12. Non-Competition Agreement.

                  (a) Executive acknowledges that his services are of a special, unique and extraordinary value to the Company and that he has access to the Company's trade secrets, Confidential Information and strategic plans of the most valuable nature. Accordingly, Executive agrees that for the period of two
(2) years following the Termination Date, Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or any of its subsidiaries as such businesses exist or are in process of development on the Termination Date (as evidenced by written proposals, market research or similar materials), including without limitation the publication of periodic research and analysis of the information technology industries. Nothing herein shall prohibit Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

                  (b) In addition, for a period of two (2) years commencing on the Termination Date, Executive shall not (i) directly or indirectly induce or attempt to induce any employee of the Company or any subsidiary (other than his own assistant) to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire directly or through another entity any person who was an employee of the Company or any subsidiary at any time during the then preceding 12 months, or (iii) directly or indirectly induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.

                  (c) Executive agrees that these restrictions on competition and solicitation shall be deemed to be a series of separate covenants not-to-compete and a series of separate non-solicitation covenants for each month within the specified periods, separate covenants not-to-compete and non-solicitation covenants for each state within the United States and each country in the world, and separate covenants not-to-compete for each area of competition. If any court of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be enforceable by such court against such other party or parties or upon such shorter term or within such lesser scope as may be determined by the court to be enforceable.

                  (d) Because Executive's services are unique and because Executive has access to Confidential Information and strategic plans of the Company of the most valuable nature, the parties agree that the covenants contained in this Section 12 are necessary to protect the value of the business of the Company and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law. The parties agree therefore that in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

         13. Miscellaneous Provisions.

                  (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing, shall be effective when given, and in any event shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) three (3) business days after deposit in the U.S. mail, if mailed by U.S. registered or certified mail, return receipt requested, or (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, if so delivered, freight prepaid. In the case of Executive, notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.

                  (b) Notice of Termination. Any termination by the Company or Executive shall be communicated by a notice of termination to the other party hereto given in accordance with paragraph (a) hereof. Such notice shall indicate the specific termination provision in this Agreement relied upon.

                  (c) Successors.

                           (i) Company's Successors. Any successor to the
Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall be entitled to assume the rights and shall be obligated to assume the obligations of the Company under this Agreement and shall agree to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (i) or which becomes bound by the terms of this Agreement by operation of law.

                           (ii) Executive's Successors. The terms of this
Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                           (iii) No Other Assignment of Benefits. Except as
provided in this Section 12(c), the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (iii) shall be void.

                  (d) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (e) Entire Agreement. This Agreement shall supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with respect to the subject matter hereof, including without limitation the Prior Agreement.

                  (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. No party shall be entitled to seek or be awarded punitive damages. All attorneys fees and costs shall be allocated or apportioned as agreed by the parties or, in the absence of an agreement, in such manner as the arbitrator or court shall determine to be appropriate to reflect the final decision of the deciding body as compared to the initial positions in arbitration of each party. This Agreement shall be construed in accordance with and governed by the laws of the State of New York as they apply to contracts entered into and wholly to be performed within such State by residents thereof.

                  (h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

                  (i) Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other entity of which the Company owns 50% or more of the equity in any capacity, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the full extent permitted by law, pursuant to Executive's existing indemnification agreement with the Company in the form made available to all Executive and all other officers and directors or, if it provides greater protection to Executive, to the maximum extent allowed under the law of the State of the Company's incorporation.

                  (j) Legal Fees. The Company will pay directly the fees and expenses of counsel retained by Executive in connection with the preparation, negotiation and execution of this Agreement.

                  (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                              GARTNER, INC.


                              By:
                                   ---------------------------------------------
                                   William O. Grabe, Chairman,
                                   Compensation Committee of Board of Directors


                              MICHAEL D. FLEISHER


                              --------------------------------------------------



08/01/02